Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Goodrich Corporation with respect to the offers to exchange any and all of Goodrich Corporation’s outstanding 6.29% Notes due 2016 and 6.80% Notes due 2036 for a like principal amount of the same series of notes of Goodrich Corporation which have been registered under the Securities Act of 1933, as amended, and to the incorporation by reference therein of our reports dated February 20, 2006, with respect to the consolidated financial statements of Goodrich Corporation, management’s assessment of the effectiveness of internal controls over financial reporting of Goodrich Corporation, and the effectiveness of internal control over financial reporting of Goodrich Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Charlotte, North Carolina
August 9, 2006